Exhibit 99.1

MEDICINOVA AND AVIGEN ANNOUNCE STOCKHOLDER ELECTION DEADLINE

AND UPDATE TO ESTIMATED MERGER CONSIDERATION

SAN DIEGO, Calif., and ALAMEDA, Calif., December 9, 2009 — MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Nasdaq:MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number:4875) and Avigen, Inc. (Nasdaq:AVGN), a biopharmaceutical company, jointly announced today that Avigen stockholders that wish to make an election with respect to the merger consideration to be received in the proposed acquisition by MediciNova of Avigen must deliver a properly completed election form to American Stock Transfer & Trust Company, LLC by 5:00 p.m., Eastern Time, on December 17, 2009 (the “Election Deadline”), the day of the Special Meeting of Avigen stockholders.

Avigen stockholders who hold their shares through a bank, broker or other nominee may have an election deadline earlier than the Election Deadline. These Avigen stockholders should carefully review any materials they receive from their bank, broker or other nominee to determine the election deadline applicable to them.

Under the terms of the merger agreement and as described in the joint proxy statement/ prospectus mailed to Avigen stockholders, Avigen stockholders have the right to elect to receive an amount per share in either cash, secured convertible notes to be issued by MediciNova or a combination of cash and such convertible notes. Avigen stockholders who do not make a timely election or fail to deliver a properly completed election form to American Stock Transfer & Trust Company, LLC by the Election Deadline will not be able to elect the form of merger consideration they will receive in the merger. These non-electing stockholders will receive a combination of 50% cash and 50% secured convertible notes to be issued by MediciNova.

As previously announced on August 21, 2009, the amount per share to be received by Avigen stockholders initially was estimated at approximately $1.24 per share with approximately $1.19 per share to be paid at the closing of the merger and approximately $0.05 per share to be paid on or around June 30, 2010. As set forth in the merger agreement and the joint proxy statement/prospectus, both payments are subject to certain potential adjustments. Since the previous announcement, Avigen and MediciNova have identified certain additional liabilities of approximately $400,000. These amounts are expected to be deducted from the second payment consideration and, as a result, the second payment consideration is now estimated to be no more than approximately $0.04 per share. Any reduction in the second payment consideration that is subject to dispute by MediciNova and the Avigen stockholder representative on June 30, 2010 will not be distributed until the dispute is resolved, and the timing of the full distribution of the second payment is therefore subject to delay.

Avigen stockholders may request copies of the election form previously mailed to record holders by calling American Stock Transfer & Trust Company, LLC at (877) 248-6417 or (718) 921-8317. In addition, a copy of the election form may be obtained on Avigen’s website, www.avigen.com. Avigen stockholders who hold their shares through a bank, broker or other nominee should contact their bank, broker or other nominee to obtain additional copies of the election forms and for instructions on how to make an election for those shares.

As provided by the merger agreement and as described in the joint proxy statement/prospectus, Avigen’s stockholders will be entitled to one Contingent Payment Right (“CPR”) per share of Avigen common stock held in addition to the cash and/or convertible note consideration. The CPRs will entitle holders under certain circumstances to a pro rata portion of certain amounts received by Avigen after the closing of the merger.

The transaction is expected to close in December 2009 and is subject to approval of Avigen’s stockholders and approval of MediciNova’s stockholders as well as other customary closing conditions.

About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet need with a specific focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, chronic obstructive pulmonary disease exacerbations, multiple sclerosis, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus its resources on its two prioritized product candidates, MN-221 for the treatment of acute exacerbations of asthma and chronic obstructive pulmonary disease exacerbations and MN-166 for the treatment of multiple sclerosis, and either pursue development independently in the United States, in the case of MN-221, or establish a strategic collaboration to support further development, in the case of MN-166. MediciNova will seek to monetize its other product candidates at key value inflection points. For more information on MediciNova, Inc., please visit www.medicinova.com.

About Avigen

Avigen is a biopharmaceutical company that has focused on identifying and developing differentiated products to treat patients with serious neurological and other disorders. For more information about Avigen, consult the company’s website at www.avigen.com.

Statement under the Private Securities Litigation Reform Act

The statements in this press release relating to the merger contain forward-looking statements. Such forward looking statements include the expected timing of closing the merger, statements about the consideration to be received by Avigen stockholders in the transaction and other statements that are not historical facts. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements, including the risk that the merger will not close as expected, or at all, due to the failure of satisfaction of all of the closing conditions, including the receipt of the requisite stockholder approvals from the stockholders of each company. These risks and uncertainties are detailed in the joint proxy statement/prospectus mailed to stockholders of Avigen and MediciNova and in Amendment No. 3 to Registration Statement on Form S-4 filed by MediciNova with the Securities and Exchange Commission, in each case under the caption “Risk Factors.”

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CONTACT: MediciNova, Inc.

Shintaro Asako, Chief Financial Officer

(858) 373-1500

info@medicinova.com

CONTACT: Avigen, Inc.

Andrew Sauter, Chief Executive Officer, President and Chief Financial Officer

510-748-7172

Kirk Johnson, Ph.D., Vice President, Research & Development

510-748-7106

ir@avigen.com

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